As filed with the Securities and Exchange Commission on March 13, 2009
Registration No. 333-156531

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

E GLOBAL MARKETING, INC.
 (Exact name of Registrant as specified in its charter)

New York	5900	20-5518632
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

c/o Patrick Giordano
E Global Marketing, Inc.
1730 62nd Street
Brooklyn, New York 11204
Telephone: 718- 755-0943
(Address and telephone number of Registrant's principal executive offices)

c/o Patrick Giordano
E Global Marketing, Inc.
1730 62nd Street
Brooklyn, New York 11204
 (Address of principal place of business or intended principal place of business)

c/o Patrick Giordano
E Global Marketing, Inc.
1730 62nd Street
Brooklyn, New York 11204
Tel: 718-755-0943
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all Correspondence to:

David Lubin & Associates, PLLC
26 East Hawthorne Avenue
Valley Stream, NY 11580
Telephone: (516) 887-8200
Facsimile: (516) 887-8250

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 per share(1)	624,000	$0.05	(2)	$31,200	$1.23
Total	624,000	$0.05	(2)	$31,200	$1.23	(3)

(1)	Represents common shares currently outstanding to be sold by the selling security holders.

(2)
The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by the price shares were sold to the selling security holders in private placement transactions. The selling shareholders may sell shares of our common stock at a fixed price of $0.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The fixed price of $0.05 has been determined as the selling price based upon the original purchase price paid by the selling security holders of $0.025 plus an increase based on the fact the shares will be liquid and registered. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED ______ __, 2008

E Global Marketing, Inc.

624,000 Shares of Common Stock, par value $0.001

This prospectus relates to the resale of 624,000 shares of common stock, par value $0.001, of E Global Marketing, Inc., which are issued and outstanding and held by persons who are stockholders of E Global Marketing, Inc.

Our common stock is presently not traded on any market or securities exchange. The 624,000 shares of our common stock can be sold by selling security holders at a fixed price of $0.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The fixed price of $0.05 has been determined as the selling price based upon the original purchase price paid by the selling shareholders of $0.025 plus an increase based on the fact the shares will be liquid and registered. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with FINRA, for our common stock to be eligible for trading on the Over the Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling security holders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ____, 2008

PROSPECTUS SUMMARY

As used in this prospectus, references to the “Company,” “we,” “our” or “us” refer to E Global Marketing, Inc., unless the context otherwise indicates.

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Corporate Background

E Global Marketing, Inc. was incorporated under the laws of the State of New York on September 7, 2006.  We are an early stage company, engaged in the marketing and selling of diversified consumer products and services. E Global Marketing intends to build a “family” of online retail stores utilizing fulfillment companies and drop shipping manufacturers.

Our offices are currently located at E Global Marketing, Inc., 1730 62nd Street, Brooklyn, New York 11204.  Our telephone number is (718) 755-0943.  We have a corporate internet website at the following URL: www.eglobalmarketinginc.com. Information contained on our website, or which can be accessed through the website, does not constitute a part of this registration statement.

The Offering

Securities offered:	624,000 shares of common stock

Offering price :
The selling security holders purchased their shares of common stock from the Company at the price of $0.025 per share and will be offering their shares of common stock at a price of $0.05 per share, which includes an increase, based on the fact the shares will be liquid and registered. This is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices.

Shares outstanding prior to offering:	20,624,000 shares of common stock.

Shares outstanding after offering:	20,624,000 shares of common stock.

Our executive officer and directors currently own 97.0% of our outstanding common stock.  As a result, our executive officer and directors have substantial control over all matters submitted to our stockholders for approval.

Market for the common shares:
There has been no market for our securities.  Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the FINRA for our common stock to eligible for trading on the Over The Counter Bulletin Board.  We do not yet have a market maker who has agreed to file such application.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds:	We will not receive any proceeds from the sale of shares by the selling security holders.

Summary Financial Information

	For the Six Months Ended December 31, 2008 (Unaudited) )	Year Ended June 30, 2008 (Audited)	Period From September 7, 2006 (inception) to June 30, 2007 (Audited)
Statement of Operations Data

Operating revenues	$355	2,842	4,815

Income (loss) from operations	$(6,549)	(13,902)	28,618

Net income (loss)	$(7,472)	(15,471)	(29,170)

Balance Sheet Data (Unaudited):

	December 31, 2008 (Unaudited) )	June 30, 2008 (Audited)	June 30, 2007 (Audited)
Working capital	$14,997	9,041	9,170
Total assets	$212	6,816	643
Total liabilities	16,225	15,857	9,813
Stockholders’ Deficit	$(16,013)	(9,041)	(9,170)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

Risk Factors Relating to Our Company

1.           Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

We were incorporated on September 7, 2006. We currently operate a corporate web site at www.eglobalmarketinginc.com and three (3) retail web sites where we have begun selling products.  The three (3) retail web site addresses are as follows: www.vitamins-n-more.net; www.rsvpgiftbaskets.com; and www.rsvpfragrances.com. Since our inception, we have entered in informal, non binding, non exclusive relationships with three (3) wholesale suppliers.

Our limited operating history, based upon limited revenues and a lack of profitability makes it difficult to evaluate our business on the basis of historical operations. As a consequence, our past results may not be indicative of future results. Although this is true for any business, it is particularly true for us because of our limited operating history. Reliance on historical results may hinder our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses. For example, if we overestimate our future sales for a particular period or periods based on our historical growth rate, we may increase our overhead and other operating expenses to a greater degree than we would have if we correctly anticipated the lower sales level for that period and reduced our controllable expenses accordingly. If we make poor budgetary decisions as a result of unreliable historical data, we could continue to incur losses.

2.           The revenue of our business model is unproven and our success is dependent on our ability to develop and then expand our customer base.

Our business model is to generate revenues from the sale of diversified consumer products and services exclusively through the internet. Our business model is new, and our ability to generate revenue is unproven. Therefore, it is not possible for us to predict the future level of demand for the products we currently offer, or intend to offer in the future, that will be generated by these internet customers, or the future demand for the products in the end-user marketplace. Our customer base is comprised solely of internet users and exposes us to the risks associated with advancements in technology.  We do not rely upon any one major customer, but instead our reliance is on the ability to reach many customers utilizing the technology that is available at this time.  The loss of our ability to keep pace with changes in technology would adversely affect our ability to maintain our customer base, and our results of operations.

Our success is dependent on our ability to develop and then expand our customer base. We cannot guarantee that we will ever be successful in doing this in order to generate revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations.  There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

3.           We may require additional funding in the future and our operations could be curtailed if we are unable to obtain required additional funding when needed.

For the year ended June 30, 2007, we had gross revenues of $4,815, gross profit of $1,230, administrative and other expenses of $30,400 and net loss of $29,170.  For the fiscal year ended June 30, 2008, we had gross revenues of $2,832, gross profit of $79, administrative and other expenses of $15,550 and net loss of $15,471.  If we continue to realize gross margins similar to our historical amounts, we will continue to have cash flow problems and will not be able to fund our operating expenses over the next twelve months. We anticipate that we will require a minimum of $50,000 to fund our activities for the next twelve months. We hope that we may be able to increase sales and thereby increase our cash position. However, there is no assurance that we will be successful in this regard or that the increase in sales will raise cash positions to sufficient levels. We may therefore require additional funding to sustain operations through the next twelve months. The inability to raise the required capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans which could cause the Company to become dormant. Any additional equity financing may involve substantial dilution to our then existing stockholders.

 4.           We are dependent on suppliers for the supply of our products, making us vulnerable to supply problems and price fluctuations, which could cause us to fail to meet the demands of our customers and could adversely affect our financial results to the extent we were unable to find replacement suppliers.

We depend on three major suppliers to provide us with the products that we resell on our websites. Suppliers such as Gift Marketing Alliance, Apollo Fulfillment, and Fragrancenet.com, provide us with the products we currently offer for sale on our retail web sites.  In addition, they all provide the Company with drop shipping services to fulfill any orders we receive from our retail sites.  Apollo Fulfillment, Gift Marketing Alliance, also provide us with a web platform and web hosting to facilitate our online business for www.vitamins-n-more.net, and www.RSVPgiftbaskets.com, respectively.  Our retail fragrance site www.RSVPfragrances.com is hosted by Yahoo! and is maintained by the Company.  Our agreements with these suppliers are non-exclusive and can be terminated at anytime by either party.   The loss of these suppliers could, in the short term, adversely affect our financial results until alternative supply arrangements are secured. In addition, there is no assurance that any new supply arrangements entered into by the Company will have terms as favorable as those contained in current supply arrangements.

5.           As our two officers, Mr. Patrick Giordano and Mr. William Hayde have no training or experience in creating and operating an e-commerce business, we will have to hire qualified consultants. If we cannot locate qualified consultants, we may have to suspend or cease operations which will result in the loss of your investment.

As neither of our executive officers has any training or experience in creating and operating an e-commerce business, we will have to hire qualified consultants to perform the various necessary tasks. Additionally, due to their lack of experience, our executive officers may make wrong decisions and choices in product selection and product marketing. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

6.           Since our officers and directors work or consult for other companies, their activities could slow down our operations.

Our officers and directors are not required to work exclusively for us and do not devote all of their time to our operations. Therefore, it is possible that a conflict of interest with regard to their time may arise based on their employment for other companies. Their other activities may prevent them from devoting full-time to our operations which could slow our operations and may reduce our financial results because of the slow down in operations. It is expected that each of our directors will devote between 5 and 30 hours per week to our operations on an ongoing basis, and will devote whole days and even multiple days per week when required.

7.           Our two principal stockholders, who are our officers and directors, own a controlling interest in our voting stock. Therefore investors will not have any voice in our management, which could result in decisions adverse to our general shareholders.

Our officers and directors, in the aggregate, beneficially own approximately or have the right to vote 97% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval including:

•	election of our board of directors;
•	removal of any of our directors;
•	amendment of our Articles of Incorporation or bylaws; and
•	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our directors and executive officers collectively are able to influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, the future prospect of sales of significant amounts of shares held by our directors and executive officers, could affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in the Company may decrease.  Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

8.           If we incur product liability, warranty and other claims against us, including wrongful death claims, our business, results of operations and financial condition may be harmed.

We may become subject, in the ordinary course of business, to litigation involving product liability and other claims, including wrongful death claims, related to personal injury and warranties. We do not maintain product liability insurance. If we do purchase product liability insurance in the future, we cannot be certain that our insurance coverage will be sufficient to cover all future claims against us. Any increase in the frequency and size of these claims may cause the premiums that we are required to pay for such insurance to raise significantly. It may also increase the amounts we pay in punitive damages, which may not be covered by our insurance.

RISK FACTORS RELATING TO OUR COMMON STOCK

9.           We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Certificate of Incorporation authorizes the issuance of 50,000,000 shares of common stock, par value $.001 per share, of which 20,624,000 shares are currently issued and outstanding. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

10.           Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Security and Exchange Commission relating to the penny stock market, which, in highlight form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because we do not intend to pay any cash dividends on our shares of common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them at a price higher than that which they initially paid for such shares.

11.           The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.

We believe that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

12.           The offering price of our common stock could be higher than the market value, causing investors to sustain a loss of their investment.

The price of our common stock in this offering has not been determined by any independent financial evaluation, market mechanism or by our auditors, and is therefore, to a large extent, arbitrary. Our audit firm has not reviewed management's valuation, and therefore expresses no opinion as to the fairness of the offering price as determined by our management. As a result, the price of the common stock in this offering may not reflect the value perceived by the market. There can be no assurance that the shares offered hereby are worth the price for which they are offered and investors may therefore lose a portion or all of their investment.

13.           State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

14.           Currently, there is no public market for our securities, and there can be no assurances that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

There has not been any established trading market for our common stock, and there is currently no public market whatsoever for our securities. Additionally, no public trading can occur until we file and have declared effective a Registration Statement with the US Securities and Exchange Commission (“SEC”). We have not determined whether or when we will file a Registration Statement. There can be no assurances as to whether, subsequent to registration with the SEC:

•	any market for our shares will develop;

•	the prices at which our common stock will trade; or

•
the extent to which investor interest in us will lead to the development of an active, liquid trading market.  Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of the Company and general economic and market conditions.  No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

15.           If a market develops for our shares, sales of our shares relying upon rule 144 may depress prices in that market by a material amount.

The majority of the outstanding shares of our common stock held by present stockholders are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended.

As restricted shares, these shares may be resold only pursuant to an effective registration statement, such as this one (for the shares registered hereunder) or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. On November 15, 2007, the Securities and Exchange Commission adopted changes to Rule 144, which, would shorten the holding period for sales by non-affiliates to six months (subject to extension under certain circumstances) and remove the volume limitations for such persons.   The changes became effective in February 2008. Rule 144 provides in essence that an affiliate who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company's outstanding common stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our shareholders being that the Over the Counter Bulletin Board (“OTCBB”) (if and when listed thereon) is not an "automated quotation system" and, accordingly, market based volume limitations are not available for securities quoted only over the OTCBB. As a result of the revisions to Rule 144 discussed above, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a period of six months, if the Company has filed its required reports..  A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

16.           We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our Certificate of Incorporation authorizes us to issue up to 5,000,000 shares of "blank check" preferred stock. Accordingly, our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as holders of common stock

17.           We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

If we become registered with the SEC, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees.

18.           Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted these measures.

Because all our directors are non-independent, we do not currently have independent audit or compensation committees. As a result, the director has the ability, among other things, to determine his own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

19           The costs to meet our reporting and other requirements as a public company subject to the Exchange Act of 1934 will be substantial and may result in us having insufficient funds to expand our business or even to meet routine business obligations.

If we become a public entity, subject to the reporting requirements of the Exchange Act of 1934, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. We estimate that these costs will range up to $50,000 per year for the next few years and will be higher if our business volume and activity increases but lower during the first year of being public because our overall business volume will be lower, and we will not yet be subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. As a result, we may not have sufficient funds to grow our operations.

THE OFFERING

This prospectus relates to the resale by certain selling security holders of the Company of up to 624,000 shares of our common stock.  Such shares were offered and sold by us at a purchase price of $0.025 per share to the selling security holders in private placements conducted in May 2008 pursuant to the exemptions from registration under the Securities Act provided by Regulation D of the Securities Act. As of December 29, 2008, the Company sold only 624,000 shares in the private placement and raised $15,600.00 in gross proceeds.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

The selling security holders will be offering the shares of common stock being covered by this prospectus at a fixed price of $0.05 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices. The fixed price of $.05 has been determined as the selling price based upon the original purchase price paid by the selling shareholders of $0.025 plus an increase based on the fact the shares will be liquid and registered.

Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no significant operating history, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of March 12, 2009, by the selling security holders prior to the offering contemplated by this prospectus, the number of shares each selling security holder is offering by this  prospectus and the number of shares which each would own  beneficially  if all  such  offered  shares  are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the selling security holders is a registered broker-dealer or an affiliate of a registered broker-dealer.  Each of the selling security holders has acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities.  The shares were offered and sold to the selling security holders at a purchase price of $0.025 per share in a private placement held in May 2008, pursuant to the exemption from the registration under the Securities Act provided by Regulation D of the Securities Act.  None of the selling security holders are affiliates or controlled by our affiliates and none of the selling security holders are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates.

The percentages below are calculated based on 20,624,000 shares of our common stock issued and outstanding. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Name of Selling Security Holders (1)	Common Shares Owned by the Selling Security Holder	Number of Shares Offered by Selling Security Holder	Number of Shares and Percent of Total Issued and Outstanding Held After the Offering
			# of Shares	% of Class

Kevin A. Shult	16,500	16,500	0	*
Maria Chicca	16,500	16,500	0	*
Louis Chicca	16,500	16,500	0	*
Steve Grgas	16,500	16,500	0	*
Nancy Merriman	16,500	16,500	0	*
Sid Drain	16,500	16,500	0	*
Fred S. Sager	16,500	16,500	0	*
Tomislava Grgas	16,500	16,500	0	*
Mark Charles Bartling	16,500	16,500	0	*
Bessie Gay Bartling	16,500	16,500	0	*
Janet Romeo-Lamke	16,500	16,500	0	*
Frank Amatulli	16,500	16,500	0	*
Roberta S. Siminerio	16,500	16,500	0	*
Albert Ziade	16,500	16,500	0	*
Winsome S. F. Hines	16,500	16,500	0	*
Lois H. Small	16,500	16,500	0	*
Jeffrey Stewart, c/o Choice Plain Inc	33,000	33,000	0	*
Antonio Sulcis	16,500	16,500	0	*
Kenneth L. Terminini	16,500	16,500	0	*
Susan B. Herman	16,500	16,500	0	*
Judith J. McCormick	16,500	16,500	0	*
Douglas McCormick	16,500	16,500	0	*
Bernard Herman	16,500	16,500	0	*
Gail M. Nicholson	16,500	16,500	0	*
Donald J. Nicholson	16,500	16,500	0	*
Alfred Schiffrin	16,500	16,500	0	*
Dr. Howard Fishman	16,500	16,500	0	*
Harvey Bayard	16,500	16,500	0	*
Robert I. Cohen	16,500	16,500	0	*
David Reiniger	16,500	16,500	0	*
Andrew Mazzoni	16,500	16,500	0	*
Lawrence A. Paduano	4,000	4,000	0	*
Gourmet Foods Inc.(1)	4,000	4,000	0	*
Edwin Mendlinger	4,000	4,000	0	*
Joseph Fuda	4,000	4,000	0	*
Carole L. Beroff	80,000	80,000	0	*

*	Represents less than one percent of the total number of shares of common stock outstanding as of the date of this filing.

(1)	Robert Hammerstein is the sole shareholder as well as the sole officer and director of Gourmet Foods Inc.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

PLAN OF DISTRIBUTION

There has been no market for our securities.  Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with FINRA for our common stock to be eligible for trading on the Over the Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.  The selling security holders will be offering the shares of common stock being covered by this prospectus at a fixed price of $0.05 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices. The fixed price of $.05 has been determined as the selling price based upon the original purchase price paid by the selling shareholders of $0.025 plus an increase based on the fact the shares will be liquid and registered.

 Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling security holders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) privately negotiated transactions; (c) market sales (both long and short to the extent permitted under the federal securities laws); (d) at the market to or through market makers or into an existing market for the shares; (e) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and (f) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling security holders of its common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling security holder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling security holder if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling security holders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling security holder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Penny Stock Regulations

You should note that our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales.  All states offer a variety of exemption from registration for secondary sales.  Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s.  The broker for a selling security holder will be able to advise a selling security holder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption there from.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 50,000,000 shares of common stock, par value $0.001, of which 20,624,000 shares are issued and outstanding as of March 12, 2009.  Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors.  The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.  There is no provision in our Articles of Incorporation or By-laws that would delay, defer or prevent a change in control of our Company.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, par value $0.001, none of which is issued and outstanding.  Our board of directors has the right, without shareholder approval, to issue preferred shares with rights superior to the rights of the holders of shares of common stock. As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue up to 5,000,000 shares of preferred stock in order to raise capital for our operations, your ownership interest may be diluted which results in your percentage of ownership in us decreasing.

Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DESCRIPTION OF BUSINESS

We were incorporated under the laws of the State of New York on September 7, 2006.  We are an early stage company, engaged in the marketing and selling diversified consumer products and services. E Global Marketing intends to build a “family” of online retail stores utilizing fulfillment companies and drop shipping manufacturers.  The Company believes this business model allows it to be more flexible in the competitive online marketplace.  The business model enables E Global to concentrate its efforts on the marketing and promotion of its online stores.  The Company will optimize its marketing efforts utilizing cross-marketing between all company owned online retail stores.  E Global intends to operate a total of six (6) online stores within the next twelve (12) months.

The Market

ComScore Inc., a global leader in measuring the digital world, estimates that there are over 183 million internet users in North America as of January 2008.  This represents an increase of 5.7% over the previous year.  We believe the number of internet users is significant, and we intend to concentrate our efforts on marketing our retail sites in a effective manner.  According to comScore Inc., e-commerce spending for the 2007 holiday season (November 1 - December 31). $29.2 billion was spent online during the holiday season, marking a 19-percent gain versus the same period last year.   These statistics are significant to the Company as it relates to our marketing plan and overall business model.  As the e-commerce market grows, our success will be partially determined by our ability to reach as many of these internet users as possible.

Online Marketing

E Global Marketing Inc. is an online marketer of diversified consumer products and services.  The Company enters the $100 Billion online retail market with a business model which allows the Company to compete in numerous markets simultaneously.  E Global intends to utilize fulfillment centers and drop shipping companies to enter these markets.  Our business model allows us to do so without the need for significant capital expenditures. The fulfillment centers and drop shippers would be responsible for all back-end operations of the business.  The Company would therefore concentrate on its marketing efforts, and the development of additional online stores.  Currently, the Company has three (3) retail sites which are as follows: www.Vitamins-N-More.net; www.RSVPgiftbaskets.com; and www.RSVPfragrances.com. The Company initially entered the online retail market in September 2006 with its acquisition of Vitamins-N-More.net.  The acquisition gave the Company an immediate presence in the online marketing business.  In October 2006, the Company launched its second online store RSVP GiftBaskets.com.  RSVP Fragrances.com, the third Company site, went active in March 2007. The Company intends to expand its presence through the acquisition of additional online “e-tailers”.  As of this date, no such targets have been identified.  The goal of the Company is to grow organically and through acquisitions, to increase market share, revenue, and ultimately profits.

Online Stores Currently Operating

Vitamins-N-More.net

In September 2006, E Global Marketing Inc acquired the assets of Vitamins-N-More.net, an online retailer of vitamins and nutritional supplements.  The transaction consisted of a full e-commerce enabled business which includes an established web site and customer base utilizing the Apollo Software E-Commerce technology, branded with the Vitamins-N-More web site URL and logo, POP email accounts, and custom graphics.  Vitamins-N-More has access to, and can offer for sale, over 140 brands of vitamins and nutritional supplements.  All orders received on our site go directly to our Apollo Fulfillment for processing.  The Company does not stock any inventory, nor ship any products. Apollo Fulfillment provides us with all of the products available on our site, drop shipping services, along with web hosting and platform for www.vitamins-n-more.net.  Our agreement with Apollo is informal, non-binding and non-exclusive and may be canceled at anytime by either party.

RSVP Gift Baskets.com

In October 2006, the Company entered into an informal, non-binding, non-exclusive arrangement with Gift Marketing Alliance (GMA).  GMA is a wholesale supplier/distributor of fresh flowers and gift baskets.  GMA provides the Company with a co-branded web site and web hosting.  GMA provides us access to the wholesale suppliers necessary to operate this segment of our business.  This arrangement eliminates the need to carry any inventory. The orders received on our site go directly to GMA for processing.  RSVP Gift Baskets offers consumers a selection of over 300 gift items available for standard and over night delivery.  Fruit baskets, wine baskets, gourmet chocolates and foods, roses, fresh flowers, and many other gift items can now be purchased at RSVP Gift Baskets.   The web address for this online store is www.rsvpgiftbaskets.com. Our non-binding agreement with GMA is on a month to month basis and may be canceled at anytime by either party.  GMA provides us with web hosting and maintenance of our site, credit card billing, shipping and fulfillment, of all orders received by www.rsvpgiftbaskets.com.

RSVP Fragrances.com

In March 2007, E Global Marketing launched its online fragrance store, RSVP Fragrances.com. The Company has established an account with Fragrancenet.com, a wholesale drop shipping distribution company located in Hauppague, New York.  Fragrancenet is our supplier of wholesale fragrances, skin care, and scented candles.  Fragrancenet also provides us with drop shipping services which eliminates the need for us to carry any inventory.  We have access to most  major designer labels such as Calvin Klein, Fendi, Davidoff, Hermes, Dolce & Gabbana, Carolina Herrera, as well as many others.  This arrangement allows us to keep overhead costs low, and gives us the ability to offer products at below suggested retail prices.   The web address for our online store is www.rsvpfragrances.com. Our account with Fragrancenet.com may be canceled at anytime by either party.  Web hosting for this site is provided by Yahoo! and the site is maintained by the Company.

Growth Strategy

Our objective is to become a leading online “e-tailer” of diversified consumer products and services. We believe there are significant opportunities to generate revenues through the implementation of our operating strategy and by growing our customer base, both organically and through strategic acquisitions.

The Company is planning an aggressive online marketing campaign for Vitamins-N-More, RSVP Gift Baskets, and RSVP Fragrances.  The marketing plan includes major search engine pay-per-click sponsored ads, targeted banner ads, and an email campaign.  The Company believes that such an aggressive marketing campaign should significantly increase the amount of traffic directed to the site.  The Company anticipates as a result of increased traffic, revenues should grow proportionately.

E Global Marketing is also looking outside the “web” for ways to generate additional revenue.  The Company believes it can “partner” with synergistic companies and engage in cross-promotion.  The Company has not identified any such partner, and has not entered into any definitive agreements, or discussions.

Product Development

While E Global Marketing does not currently manufacture any of the products it sells on its web sites, we intend to examine the feasibility of developing our own product line of supplement products.  The product line would be developed by the Company, and produced and packaged by a private label manufacturer.  Initially, we intend to explore the development of a natural weight loss product.   The Company believes that the weight loss market is significant because of its size.  Entering this market will give the Company an opportunity to increase gross margins, and subsequently overall net income.

Additional Online Markets

E Global Marketing intends to enter additional online markets to capture a small percentage of the $100 Billion online retail market. The Company intends to add six (6) additional online retail stores in the future. We are currently exploring the following markets:

•	Books, Audio, Video
•	Health and Beauty
•	House Wares
•	Pet Supplies
•	Software
•	Sporting Goods

Such expansion would be based upon the Company’s ability to raise additional capital necessary for the start up, development, and marketing of each new store.  In order to enter these additional markets quickly without the need for significant capital expenditures, we will continue to utilize fulfillment centers and drop shipping.

E Global will have the distinct advantage of cross-marketing between all company owned online stores.  This should allow the Company to grow more quickly as a result of our stored data base of existing customers.  With the opening of each new online store, the Company will accumulate additional new customers which will subsequently increase its data base.  When a new online store is launched, the Company we will be in a position it immediately generate initial traffic.  This marketing approach is part of the overall business model of the Company.

Fulfillment Companies

Fulfillment companies provide most of the “back-end” services for manufacturers and retailers.  Order fulfillment can be defined as the process of receiving an order for a product or service, either by phone, fax or internet, entering the order into a database and handling of the financial transaction for the product or service.  The fulfillment company then ships the product or service to complete the transaction.

In addition to the above activities, the fulfillment center will also capture demographic and consumer opinion information from the customer via survey information sent in on the order form.  They may also provide assembly services, or collate literature, or package the order to prepare it for shipment.  By establishing discounts with package carriers based on volume, fulfillment companies can pass along to the ultimate consumer significant savings in shipping costs not available to individuals or non-central shipping points.

The resources of a fulfillment center are storage space, trained personnel, and an inventory/order processing system. Most direct response programs involve at least one of these elements and usually all three to some degree.  Managing these resources is a separate and distinct business from the marketing function. E Global will be able to concentrate on its marketing campaign as a direct result of utilization of fulfillment companies.

Drop Shipping

A drop shipper is a manufacturer or authorized wholesale distributor who will ship our single item orders directly to our customers. As in utilizing fulfillment companies, drop shippers will allow E Global to concentrate on its marketing campaign.  The drop shipping company we engage will handle all back-end aspects of our business.  It will not be necessary to set-up warehousing or carry inventory using this method.  Drop shipping will enable the Company to enter online markets quickly and cost effectively.  E Global should be able to purchase products from drop shipping companies at up to sixty (60) percent off retail pricing.  This will still allow for us to offer our merchandise to our retail customers at a significant discount, while maintaining our anticipated gross margin of approximately twenty (20) percent.

Competition

E Global faces intense competition from large national manufacturers such as GNC, Twinlab, Met-Rx, and others. We also compete with a significant number of online retailers, all of whom have resources far greater than ours.  Some of these companies have been in business for several years and have established brand recognition and consumer loyalty. We compete within these markets based primarily on products sold, price, quality, service and distribution. From time to time, the intensity of competition may result in price discounting.  Such price discounting puts pressure on margins and can negatively impact operating profit. Our prospects depend on our sole ability to increase our market share. An unexpected inability to gain market share or meet our business plan could result from pricing or product strategies pursued by competitors.  If this occurs, our revenues may be materially adversely affected.

In addition to competing with large corporations, the Company will also be in direct competition with smaller “independent” businesses.   We believe we will be able to compete effectively in this market as a direct result of our business model.

Governmental Regulations

We are subject to a variety of state laws and regulations relating to, among other things, advertising, pricing, charging and collecting state sales or use tax and product safety/restrictions.  We are subject to certain federal, state and local laws and regulations relating to the protection of the environment and human health and safety. We believe that we are in substantial compliance with the terms of environmental laws and that we have no liabilities under such laws that we expect to have a material adverse effect on our business, results of operations or financial condition.

 Employees

We have no employees other than our executive officers, Patrick Giordano and William Hayde, who are also a members of our board of directors.  All functions including development, strategy, negotiations and administration are currently being provided by our executive officers at rates described below in the Executive Compensation section of this prospectus.

DESCRIPTION OF PROPERTY

The Company’s office is located at the residence of Patrick Giordano, our President, Chief Executive Officer and a director. Mr. Giordano provides such office to the Company at no charge. We believe that this space is adequate for our current and immediately foreseeable operating needs. We do not have any policies regarding investments in real estate, securities, or other forms of property.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.  The Company’s property is not the subject of any pending legal proceedings.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the FINRA for our common stock to be eligible for trading on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

DIVIDEND POLICY

We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future.  Declaration  or  payment  of  dividends,  if  any, in the future, will be at the discretion  of  our  Board  of  Directors  and  will  depend on our then current financial  condition,  results  of  operations, capital  requirements and other factors  deemed  relevant  by  the  board  of  directors. There are no contractual restrictions on our ability to declare or pay dividends.

SHARE CAPITAL

Security Holders

As of March 12, 2009, there were 20,624,000 common shares issued and outstanding, which were held by 38 stockholders of record.

Transfer Agent

We have not engaged a transfer agent to serve as transfer agent for shares of our common stock.  Until we engage such a transfer agent, we will be responsible for all record-keeping and administrative functions in connection with the shares of our common stock.

Admission to Quotation on the OTC Bulletin Board

We intend to have a market maker file an application for our common stock to be quoted on the OTC Bulletin Board. However, we do not have a market maker that has agreed to file such application.  If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board. We may not now or ever qualify for quotation on the OTC Bulletin Board. We currently have no market maker who is willing to list quotations for our securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Certain statements contained in this prospectus, including statements regarding the anticipated development and expansion of our business, our intent, belief or current expectations, primarily with respect to the future operating performance of E Global Marketing, Inc., and the products we expect to offer and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements. Future filings with the Securities and Exchange Commission, future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may contain forward-looking statements, because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

All forward-looking statements speak only as of the date on which they are made.  We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Overview

We are focused on the business as an online retailer of diversified consumer products and services. Presently, the Company owns and operates three (3) online retail stores.  The three active online stores are www.Vitamins-N-More.net, and www.RSVPgiftbaskets.com, and www.RSVPfragrances.com. E Global Marketing intends to enter additional online markets and launch several new sites over the next twelve months.   With this in mind, we intend on using the proceeds from the sale of 624,000 shares of our common stock, which was offered in a private placement held in May 2008, which generated $15,600.00 in proceeds.  We do not believe that such funds will be sufficient to fund our operating expenses over the next twelve months.

Plan of Operation

Over the next twelve months, we intend to conduct an aggressive online marketing campaign for Vitamins-N-More, RSVP Gift Baskets, and RSVP Fragrances.  The marketing plan includes major search engine pay-per-click sponsored ads, targeted banner ads, and an email campaign.  The Company believes that such an aggressive marketing campaign should significantly increase the amount of traffic directed to the site.  The Company anticipates that as a result of increased traffic, revenues should grow proportionately. We currently do no have sufficient funds to implement our planned activities and will require additional financing. With adequate funding we feel that we will be well positioned to execute our business plan.

The Company estimates that it will require an approximate minimum of $50,000 in the next 12 months to implement its activities.  Such funds will be needed for the following purposes:

Purpose	Amount
Web Hosting	$6,000
Web Development	$25,000
Marketing	$6,000
Travel & Entertainment	$1,000
Cost of operating as a public company	$12,000
Total	$50,000

Liquidity and Capital Resources

As of December 31, 2008, the Company had a cash balance of $212. The Company does not believe that such funds will be sufficient to fund its expenses over the next twelve months.  The Company raised $15,600 in a private placement held in May 2008.  There can be no assurance that additional capital will be available to the Company. The Company currently has no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.  Since the Company has no such arrangements or plans currently in effect, its inability to raise funds for the above purposes will have a severe negative impact on its ability to remain a viable company.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Michael T. Studer CPA P.C. is our auditors. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Set forth below are the names, ages and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years of our current directors and executive officers.

Name and Business Address	Age	Position

Patrick Giordano	50	President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Director

William Hayde	47	Secretary and Director

Patrick Giordano has been the President, Chief Executive Officer, Chief Financial Officer, Treasurer, and a director of the Company since its inception. In addition to his position with E Global Marketing, since January 2009, Mr. Giordano has been an account manager with Petro Inc., a home heating oil distributor located in Maspeth, New York, where he is responsible for developing new accounts and maintaining the existing customer base. From January 2008 to December 2008, Mr. Giordano was employed with Boro Fuel Oil Inc., also a company which specializes in the sale of home heating fuel, where he was a sales representative, where he sold home heating oil to residential customers. From 2002 until 2007, Mr. Giordano was employed as a sales representative for CARECO Inc., also a company which sells home heating oil contracts to homeowners.

William Hayde has been the Secretary and a director of the Company since September 2007.  He has been a securities industry professional for over twenty years starting as a stockbroker, then managing and operating retail branch offices throughout the East Coast. Mr. Hayde is currently the Director of Corporate Finance for Brockington Securities located in Ronkonoma, NY, and has held this position for more than 10 years and is responsible for evaluating and making recommendations on proposed financing activities.  Mr. Hayde’s Finra licenses include a Series 6, 7, 24, 55 and 63. Prior to Brockington, he was employed with Aegis Capital Corp. and was responsible for compliance with all facets of the firm's underwriting and selling group participation. Mr. Hayde is a member of the Board of Directors of Biosecurity Technologies, a private company, and is also the company Co-Chairman. He was President and Founder of The Paris Group Ltd., a Venture Capital and Management Service business. Mr. Hayde is currently a Director and an Officer of Toscana Group, Inc. a private investor and consulting company.

There are no familial relationships among any of our officers or directors.  None of our directors or officers is a director in any other reporting companies.  None of our directors or officers has been affiliated with any company that has filed for bankruptcy within the last five years.  The Company is not aware of any proceedings to which any of the Company’s officers or directors, or any associate of any such officer or director, is a party adverse to the Company or any of the Company’s subsidiaries or has a material interest adverse to it or any of its subsidiaries.

Each director of the Company serves for a term of one year or until the successor is elected at the Company's annual shareholders' meeting and is qualified, subject to removal by the Company's shareholders.  Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

Auditors; Code of Ethics; Financial Expert

Our principal independent accountant is Michael T. Studer CPA P.C. We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers. We do not have a “financial expert” on the board or an audit committee or nominating committee.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors.  Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions.  We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.” We do not believe that any of our directors currently meet the definition of “independent” as promulgated by the rules and regulations of the American Stock Exchange.

EXECUTIVE COMPENSATION

Since our incorporation on September 7, 2006, Patrick Giordano has been our President, Chief Executive Officer, Chief Financial Officer, Treasurer, and a Director. We have no formal employment or consulting agreement with Mr. Giordano. On September 7, 2006, the Company issued 10,000,000 shares of its common stock, par value $0.001 per share, to Mr. Giordano for cash consideration of $1,020 and  for services rendered to the Company as a consultant valued in the amount of $8.980.

On September 7, 2006, William Hayde was issued 10,000,000 shares of common stock, par value $0.001 per share on for services rendered to the Company as a consultant valued in the amount of $10,000.  As of September 7, 2007, Mr. Hayde became the Secretary and a member of the Board of Directors of the Company. We have no formal employment or consulting agreement with Mr. Hayde.

Since our inception on September 7, 2006, no stock options or stock appreciation rights were granted to any of our directors or executive officers, none of our directors or executive officers exercised any stock options or stock appreciation rights, and none of them hold unexercised stock options. We have no long-term incentive plans.

Outstanding Equity Awards

Our sole executive officer and directors do not have unexercised options, stock that has not vested, or equity incentive plan awards.

Compensation of Directors

SUMMARY COMPENSATION TABLE
Name and principal position (a)	Year(1) (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Patrick Giordano(2)	2007	0	0	8,980	0	0	0		8,980
	2008	0	0	0	0	0	0
William Hayde(4)	2007	0	0	10,000	0	0	0		10,000
	2008	0	0	0	0	0	0		0	(6)

(1) Represents the period from September 7, 2006 (Inception) to December 31, 2008.

(2) Mr. Giordano has been serving as our Director, President, Chief Executive Officer, Chief Financial Officer and Treasurer since our inception on September 7, 2006. On September 7, 2006, the Company issued 10,000,000 shares of its common stock, par value $0.001 per share, to Mr. Giordano for cash consideration of $1,020 and for services rendered to the Company as a consultant valued in the amount of $8.980.

(3) On September 7, 2006, William Hayde was issued 10,000,000 shares of common stock, par value $0.001 per share on for services rendered to the Company as a consultant valued in the amount of $10,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of February 13, 2009, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 20,624,000 shares of our common stock issued and outstanding as of March 12, 2009.  We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.  Unless otherwise indicated, the address of each person listed is c/o E Global Marketing, Inc., c/o Mr. Patrick Giordano, 1730 62nd Street, Brooklyn, New York 11204, Brooklyn, NY 11230.  Our telephone number is (718) 755-0943.

Name of Beneficial Owner	Title Of Class	Amount and Nature of Beneficial Ownership	Percent of Class

Mr. Patrick Giordano	Common	10,000,000	48.5%

Mr. William Hayde	Common	10,000,000	48.5%

Directors and Officers as a Group (2 persons)	Common	20,000,000	97.0%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 7, 2006, we issued 10,000,000 shares of our common stock to Mr. Patrick Giordano, our President, Chief Executive Officer, Chief Financial Officer, Treasurer and a director of the Company.  These shares were issued in exchange for cash in the amount of $1,020 and services rendered, valued in the amount of $8,980. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.  Mr. Giordano is an officer and director of the Company and had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering.

On September 7, 2006, we issued 10,000,000 shares of our common stock to Mr. William Hayde, the Secretary, director and a founder of the Company.  These shares were issued in exchange for consulting services rendered, valued in the amount of $10,000.  The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.  In his role as a founder of the Company, Mr. Hayde had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering.

Since inception through December 31, 2008, the president of the Company has provided office space to the Company and other office administrative resources to the Company at no cost.

During the period from inception in September 2006 and through December 31, 2008, the president of the Company has provided advances to the Company for use in its operations.  As of December 31, 2008, the Company owed to the president $8,964.  The Company has imputed interest on the advances at 8.50%.  Interest expense of $334 and $43 was charged to the statement of operations for fiscal years 2008 and 2007, respectively.

EXPENSES OF ISSUANCE AND DISTRIBUTION

We have agreed to pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes, which shall be borne by the selling security holders. The expenses which we are paying are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Nature of Expense	Amount

Accounting fees and expenses*	$10,000

SEC registration fee	$1.23

Legal fees and other expenses*	$7,000

Total	$17,001.23
*Estimated Expenses.

LEGAL MATTERS

David Lubin & Associates, PLLC has opined on the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Michael T. Studer CPA P.C., an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby.  All such expenses will be borne by the Company; none shall be borne by any selling security holders.

Securities and Exchange Commission registration fee	$1.23
Legal fees and miscellaneous expenses (*)	$7,000
Accounting fees and expenses (*)	$10,000
Total (*)	$17,001.23

(*) Estimated.

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Our officers and directors are indemnified as provided by the New York Business Corporation Law and our bylaws.

Under the New York Business Corporation Law, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Certificate of Incorporation.  Our Certificate of Incorporation do not specifically limit our directors' immunity.  Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by New York law; provided, however, that we may modify the extent of such indemnification by  individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in  connection  with any  proceeding, or part thereof, initiated by such person unless such indemnification:  (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under New York law or (d) is required to be made pursuant to the bylaws.

Our bylaws also provide that we may indemnify a director or former director of subsidiary corporation and we may indemnify our officers, employees or agents, or the officers, employees or agents of a subsidiary corporation and the heirs and personal representatives of any such person, against all expenses incurred by the person relating to a judgment, criminal charge, administrative action or other proceeding to which he or she is a party by reason of being or having been one of our directors, officers or employees.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

On September 7, 2006, we issued 10,000,000 shares of our common stock to Mr. Patrick Giordano, our President, Chief Executive Officer, Chief Financial Officer, Treasurer and a director of the Company.  These shares were issued in exchange for $1,020 in cash and services rendered, valued in the amount of $8,980. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.  Mr. Giordano is an officer and director of the Company and had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering.

On September 7, 2006, we issued 10,000,000 shares of our common stock to Mr. William Hayde, the Secretary, a director and a founder of the Company.  These shares were issued in exchange for services rendered, valued in the amount of $10,000.  The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.  As a founder of the Company, Mr. Hayde had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering.

In May 2008, we issued 624,000 shares of common stock to 36 investors in a fully subscribed private placement made pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D.  The consideration paid for such shares was $0.025 per share, amounting in the aggregate to $15,600.00.

EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibit	Description

3.1	Certificate of Incorporation of Registrant*

3.2	By-Laws of Registrant*

4.1	Form of Stock Certificate*

5.1	Opinion of David Lubin & Associates, PLLC regarding the legality of the securities being registered*

10.1	Form of Regulation D Subscription Agreement*

23.1	Consent of Michael T Studer CPA P.C. +

23.2	Consent of David Lubin & Associates, PLLC (included in Exhibit 5.1)*

*Previously filed
+ Filed herewith

UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-1A and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 12, 2009.

E GLOBAL MARKETING, INC.

By:	/s/ Patrick Giordano
Name: Patrick Giordano Title: President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Director (Principal Executive, Financial and Accounting Officer)

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick Giordano, his or her true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date:	Signature:	Name:	Title:

March 12, 2009	/s/ Patrick Giordano	Patrick Giordano	President, Chief
Executive Officer, Chief Financial Officer, Treasurer, and Director

March 12, 2009	/s/William Hayde	William Hayde	Secretary and Director